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                                                                   EXHIBIT 10.32

                        Agreement for 1-800-Pay Bill(R)

     AGREEMENT made this 22 day of December, 1998 by and between Princeton TeleCom Corporation ("PTC") with its principal place of business at 165 Wall Street, Princeton, New Jersey 08540 and Town Services Inc. ("BILLER") with its principal place of business at 3295 River Exchange Dr., Suite 350, Norcross Georgia 30092.

     WHEREAS, PTC, a developer and manufacturer of financial services technologies, is engaged in the business of capturing and concentrating electronic bill payment originations on behalf of financial services companies who offer an electronic consumer bill payment service; and

     WHEREAS, BILLER desires the services performed by PTC for the collection of remittances made by BILLER's customers who make use of such bill payment services;

     NOW, THEREFORE, in consideration of the good and valuable benefits and mutual promises hereinafter contained, the parties hereby agree to the following terms, conditions and agreements.

1. SERVICES TO BE PERFORMED
PTC Agrees to operate an automatic bill payment service wherein customers of BILLER shall enroll for the automatic bill payment service by signing an enrollment card provided by BILLER and mailing the enrollment card to an address determined by PTC that may be the same as BILLER's lockbox address, at PTC's discretion, together with a remittance stub or coupon that can be read optically provided by BILLER and a personal check provided by the customer of BILLER; and PTC shall cause payments to be made from the checking account of each enrolled customer of BILLER at each billing interval as determined by BILLER; and these payments shall be in the amount due to BILLER from the customer, as determined by BILLER; subject to the availability of timely, accurate, and complete billing information from BILLER delivered to PTC. PTC further agrees to capture, combine and reformat BILLER's customer payment remittances ("ORIGINATIONS") which originate through consumer bill payment services. Such ORIGINATIONS shall be obtained by and entirely at PTC's sole discretion including but not limited to ORIGINATIONS obtained through PTC's financial services clients and ORIGINATIONS purchased through third party remittance processing services. PTC further agrees to provide electronic bill presentment for BILLER customers who are able to access the web site provided by PTC. PTC at PTC's sole discretion, shall offer BILLER presentment data to parties selected by PTC. The form and substance of said biller presentment data shall be at the sole discretion of BILLER. PTC shall disclose any revenues or expenses derived from parties selected to receive presentment data, for presentment data, and shall negotiate with BILLER in good faith to modify prices in Exhibit A where appropriate.

2. TRANSMISSION OF DATA
BILLER agrees to transmit, and PTC agrees to receive, on each business day during which bills are processed by BILLER the customer remittance account numbers and amounts shown as due to BILLER for each bill generated, to the PTC's designated facility, according to mutually agreed upon methods and standards, a digitally formatted computer file, according to the standards and requirements determined by BILLER PTC agrees to transmit, and BILLER agrees to receive, on each business day during which fully processed BILLER remittances are available to PTC, to the BILLER's designated facility, according to mutually agreed upon methods and standards, a digitally formatted computer file, according to the standards and requirements of Paragraph 3.

3. SPECIFICATIONS OF DATA TRANSMITTED
Each digitally transmitted computer file shall contain a group of ORIGINATIONS, preceded by a file header record, and followed by a file trailer record. In addition, if required by BILLER, PTC agrees to prefix or append each file with Job Control Language code (JCL) according to the specifications or requirements of the BILLER. Each ORIGINATION shall include the payor's name (as and if available to PTC from data provided by the originating institution, or the billing file transmitted to PTC from BILLER, the amount of the remittance, and the BILLER'S edited account number. An edited account number is an ORIGINATION account number which has been verified and edited according to mutually agreed upon specifications. In addition, each ORIGINATION may include a PTC generated trace number which PTC may use to identify the source and transmission of each ORIGINATION. Finally, each file shall contain, within the file trailer record, the total number of ORIGINATIONS contained within the file and the total aggregate dollar amount contained within the file.

4. CREDIT OF REMITTANCES
BILLER agrees that each ORIGINATION which it receives by transmission from PTC which contains a valid BILLER customer account number will post to such account as a credit on the same day as such transmission by an amount equal to that contained in the ORIGINATION. Each credit so posted is subject only to receipt by BILLER of good funds according to Paragraph 6.

5. INVALID ACCOUNT NUMBERS
BILLER agrees that it shall inform PTC by telephone or by facsimile message of any ORIGINATION included in a transmission which contains an invalid (non-postable) account number within two (2) business days of such occurrence. PTC agrees that it will attempt in good effort and faith to determine the correct remittance account number for such ORIGINATION and to inform BILLER of the corrected information within five (5) business days. BILLER agrees to cooperate in good effort an faith with representatives of PTC in resolving such occurrences. BILLER further agrees that it will issue a check made payable to PTC for the amount of all invalid remittances which fail to be resolved according to the provisions of this paragraph. BILLER agrees to mail such check item to Princeton Telecom within ten (10) business days of notification, by PTC, in writing, of its failure to resolve the invalid remittance account number.

6. SETTLEMENT
PTC agrees to initiated (originate) a wire transfer credit through the Automated Clearing House (ACH) to the BILLER's designated bank ABA Transit No. 545420242, account number 60866668 an aggregate amount of each transmission completed according to Paragraph 2. PTC agrees to initiated (originate) such ACH credit on the next business day following each transmission.

7. TERM
This Agreement shall be for a term commencing upon the data hereof, and terminating on December 22, 1999. BILLER, at its sole option, upon at least 45 days' written notice, may terminate this Agreement at any time during which this Agreement is in full force. BILLER agrees that during the term of this Agreement it will not engage similar services from any third party processor of consumer initiated electronic payments, provided, however, that such payments are available through the services provided herein.

8. UNCOLLECTED ACCOUNTS
PTC agrees that it shall notify BILLER by telephone or by facsimile message, or by transmitted file, of any ORIGINATION included in a transmission for which PTC has been unable, for any reason, to collect the corresponding funds from the Originator of such ORIGINATION, or any ORIGINATION that is returned by the ACH for any reason, within two (2) business days of such occurrence. BILLER

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agrees that it shall accept net settlement for the amount of all uncollected remittances which fail to be collected according to the provisions of this paragraph. BILLER agrees that such net settlement may occur on the next business day following notification, by PTC, of its failure to collect funds for each such ORIGINATION.

9.   REMUNERATION
BILLER agrees to pay PTC for each and every individual ORIGINATION delivered to PTC under the terms of this Agreement the sum of ten ($0.10) Cents. In addition, BILLER agrees to pay to PTC fees for additional services as outlined in EXHIBIT A. All payments to PTC shall be made within ten (10) days of receipt of PTC's monthly invoice for services performed during the previous month, plus two (2%) percent per month, prorated, for payments received from BILLER by PTC after the fifteenth (15th) day following the invoice date for which such payments are applicable.

10.  WARRANTY
PTC hereby warrants that the services furnished hereunder shall be performed in a fully workmanlike manner and shall conform to the standards and specifications set forth in this Agreement.

11.  DUTY OF CARE
PTC shall not be liable for damage, loss of data, delays and errors occurring by reason of circumstances beyond its reasonable control. PTC shall keep in a separate and safe place additional copies of all records required to be maintained and of additional tapes or disks necessary to reproduce all such records. PTC shall provide "backup facilities" for its use in creating the electronic remittance items and records in the event circumstances beyond PTC's control prevent it from being able to perform under this Agreement at one of its computer facilities. PTC shall use reasonable care to minimize the likelihood of all damage, loss of data, delays, and errors resulting from an uncontrollable event, and should damage, loss of data, delays, or errors occur, PTC shall use its best efforts to mitigate the effects of such occurrence.

12.  INDEMNIFICATION OF PTC

BILLER shall indemnify and hold PTC, its officers, employees, and agents harmless against any losses, claims, damages, judgments, liabilities or expense (including reasonable counsel fees and expenses) resulting from action taken or permitted by PTC in good faith with due care and without negligence in reliance upon instructions or orders received from BILLER as to anything arising in connection with its performance under this Agreement. PTC shall be without liability to BILLER with respect to anything done or omitted to be done, in accordance with the terms of this Agreement or instructions properly received pursuant hereto, if done in good faith and without negligence or willful or wanton misconduct.

13.  INDEMNIFICATION OF BILLER
PTC shall defend, indemnify and save harmless, BILLER from and against all losses, costs, damages, expenses (including reasonable counsel fees and expenses), claims or demands arising out of or caused to have been caused in any manner by performing the services herein provided, including all suits or actions of every kind or description brought against BILLER, either individually or jointly with PTC for or on account of any damage or injury to any person or persons or property, caused or occasioned or alleged to have been caused by or on account of the performance of any work pursuant to or in connection with this Agreement or through any act, omission of fault or alleged act, omission or fault of PTC, its employees, or agents, or others under PTC's control.

14.  CONFIDENTIALITY AND PROMOTION MATERIAL
PTC on behalf of itself and its employees agrees to keep confidential all records and other information with respect to BILLER and its customers; provided, however, that it PTC is required to product any such information by order of any court, government agency or other regulatory body it may release the information required after making a reasonable effort to give the BILLER not less than five (5) days advance written notice prior to the release of the required information. However, BILLER agrees that PTC may use BILLER's name in promotional material.

15.  NOTICE REQUESTS
All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing and shall be deemed as given as of the day it is deposited in the U.S. mails, postage pre-paid, certified or registered, return receipt requested, and addressed as follows:

BILLER       Mr. Robert E. Witherington
             Towne Services, Inc.
             3295 River Exchange Dr, Ste. 350
             Norcross, Ga 30092

PTC:         Ms. Tracy Robinson
             Princeton TeleCom Corporation
             165 Wall Street
             Princeton, New Jersey 08540

16.  ENTIRE AGREEMENT
Each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms and further agrees that it is the complete and exclusive statement of the Agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written between the parties relating to the subject matter of this Agreement The Agreement may not be modified or altered except by written instrument duly executed by both parties.

17.  NEW JERSEY LAW
This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the state of New Jersey.

18.  ENFORCEABILITY
If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

19.  ASSIGNMENT
This Agreement and the rights and duties hereunder shall not be assignable by the parties hereto except upon written consent of the other, with the exception that this Agreement can be assigned by PTC to a wholly-owned subsidiary of PTC, and with the exception that this Agreement can be assigned by BILLER to a wholly-owned subsidiary of BILLER.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement the date and year first written above by their duly authorized representative.

     TOWNE SERVICES, INC.

     By: /s/ Bruce F. Lowthers, Jr.
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     PRINCETON TELECOM CORPORATION

     By: /s/ D [illegible], President
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